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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in the following Registration
Statements:

  . Form S-8 No. 33-51991 pertaining to the 1994 and 1995 Stock Grants to Union Employees,

  . Form S-8 No. 33-51081 pertaining to the 1993 National Steel Corporation Long Term Incentive Plan,

  . Form S-8 No. 33-51083 pertaining to the 1993 National Steel Corporation Non-Employee Director's Stock Option Plan, and

  . Form S-8 No. 33-61087 pertaining to the National Steel Retirement Savings Plan and National Steel Represented Employee Retirement Savings Plan;

of our report dated January 25, 2000, with respect to the consolidated financial statements of National Steel Corporation and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


Indianapolis, Indiana
January 25, 2000